EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005 (April 29, 2005 as to the effects of the restatement discussed in Note 15), relating to the financial statements and financial statement schedule of Valassis Communications, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Valassis Communications, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

September 7, 2005